Exhibit 99.1

BioSig Technologies, Inc. to Present New Clinical Data at Heart Rhythm 2021 Annual Convention

Company’s conference program to include physician presentations and new technology demonstrations for its proprietary signal processing system for arrhythmia care

Westport, CT, June 15, 2021 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (Nasdaq: BSGM) ("BioSig" or the "Company"), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that the Company would be exhibiting at the Heart Rhythm 2021 convention, due to take place on July 28-31, 2021 at the Boston Convention and Exhibition Center in Boston, MA.

BioSig completed the enrollments in its clinical trial in April 2021. The multi-center, prospective clinical trial enrolled 51 patients at Texas Cardiac Arrhythmia Institute at St. David’s Medical Center in Austin, TX, Massachusetts General Hospital in Boston, MA, and Mayo Clinic Florida Campus in Jacksonville, FL. During the trial, the PURE EP™ System was used in all types of cardiac arrhythmia cases. Atrial fibrillation, the most common arrhythmia type, accounted for over 40% of enrollments.

“We are thrilled to join our peers at this year’s Heart Rhythm Society convention. Our company achieved meaningful progress over the past few months, driven by the increased technology usage of our PURE EP™ System across all installation sites. We have a packed schedule with the events surrounding our new clinical data and the latest insights from some of our largest physician users. With the convention now being able to operate at full capacity, we look forward to a very productive event that will set the tone for an impactful second half of the year,” commented Kenneth L. Londoner, Chairman, and CEO of BioSig Technologies, Inc.

During the event, BioSig will be exhibiting at booth 849. The Company’s executive leadership, clinical, commercial, and engineering teams will host a series of presentations that will showcase the latest clinical data and demonstrate the newest software features of its PURE EP™ System, the non-invasive class II device that aims to drive procedural efficiency and efficacy in electrophysiology. In addition, the Company will host a series of invitation-only events that will feature physician user presentations.

To date, 52 physicians have completed over 940 patient cases with the PURE EP™ System across nine clinical sites. The PURE EP™ System has been awarded FDA 510(k) clearance. The Company commenced a targeted commercial launch in 2020 and completed commercial sales to St. David’s HealthCare of Austin, Texas, an HCA Healthcare-owned hospital, and Mayo Foundation for Medical Education and Research.

One in 18 Americans suffers from cardiac arrhythmia. Atrial fibrillation is the most common arrhythmia type, affecting over 33 million people worldwide, including over 6 million in the U.S. The number of people suffering from atrial fibrillation is expected to reach 8-12 million by 2050.1 According to the Centers for Disease Control and Prevention (CDC), atrial fibrillation causes more than 750,000 hospitalizations in the U.S. each year, resulting in approximately $6 billion in healthcare spending annually2.

About Heart Rhythm 2021
Heart Rhythm 2021 will convene over 600 finest clinicians, scientists, researchers, and innovators in the field of cardiac pacing and electrophysiology who will lead 100+ sessions about pacing, defibrillation, clinical arrhythmia management, ablation, pharmacology, genetics, basic science, health policy, and more.

The Heart Rhythm 2021 is a Heart Rhythm Society program. Heart Rhythm Society (HRS) is a 501c3 international nonprofit organization with a mission to improve the care of patients by promoting research, education, and optimal health care policies and standards. Founded in 1979, HRS is a leading resource on cardiac pacing and electrophysiology. This specialty organization represents medical, allied health, and science professionals from more than 70 countries specializing in cardiac rhythm disorders.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP™ System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording, and storing electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133